Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

Medical Technology Systems, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Christian W. Pflaumer, Media Relations
Fax: 727-540-0547	Phone: 212-564-4700
ir@mtsp.com	Fax: 212-244-3075
plrmail@plrinvest.com

Medical Technology Systems Announces Move To A New Location

Provides Revenue And Earnings Guidance For Fiscal 2005

Clearwater, Florida – April 13, 2004 — Medical Technology Systems, Inc.(AMEX:MPP) today announced that the Company has entered into a lease to occupy space at 2003 Gandy Blvd., St Petersburg, Florida, with the move to begin immediately and be completed in October 2004.

The new facility will provide MTS with up to 130,000 square feet of office and production space, an increase from the 79,600 square feet MTS currently occupies. The Company will initially occupy approximately 104,000 square feet, with the option to access the remaining additional space when the need arises. Lease terms allow the Company several months to make the transition from its current location without duplicate occupancy costs.

“As the business has expanded, we’ve known it would be necessary to look for larger, more efficient space that provides room for continued growth,” says Todd E. Siegel, President and Chief Executive Officer. “This state-of-the-art location offers the benefits of significant upgrades made by the prior tenant and allows us to bring our entire operation under one roof for the first time in many years. We will gain an extremely efficient configuration for manufacturing products and supporting customer needs that will also give employees an attractive place to work. We expect that the advantages offered by this new facility will allow us to continue to improve manufacturing efficiencies and absorb the additional occupancy cost associated with it.”

Siegel continues, “We believe that fiscal 2005 will be another year in which the Company will enjoy significant growth in both revenue and profitability fueled by continued strong sales of disposables, acceptance of our OnDemand® system and new products. Our revenue expectations for fiscal 2005 are between $43 million and $44 million, and we believe that our diluted earnings per share for fiscal 2005 will be in the $.40 — $.44 range, including the relocation costs and one-time charges. We expect that the costs and charges associated with the move to our new facility will represent approximately $.04 to $.06 per share and will be primarily recorded in our second quarter ending September 30, 2004.”

Medical Technology Systems, Inc. (www.mtsp.com) is a vertical manufacturer of compliance packaging systems whose core market is institutional pharmacies serving long-term care and correctional facilities. MTS designs and manufactures proprietary equipment, as well as producing all the consumables these machines require, to serve domestic and international markets.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events, the effects of pending and possible litigation, and the expected manufacturing efficiencies in the new facility, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding expected revenues for fiscal 2005, diluted earnings per share in fiscal 2005 and estimated costs and charges associated with the move to the new facility are forward-looking statements, as is any statement regarding expected growth in profitability.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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